As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 West 44th Street New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

TAKE-TWO INTERACTIVE SOFTWARE, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Daniel Emerson, Esq.

Executive Vice President and Chief Legal Officer

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(Name and address of agent for service)

(646) 536-3001

(Telephone number, including area code, of agent for service)

Copy to:

Celia A. Soehner, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178-0060

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Take-Two Interactive Software, Inc. (the “Company” or “Registrant”) to register $250 million of deferred compensation obligations (“Deferred Compensation Obligations”) of the Company pursuant to the Take-Two Interactive Software, Inc. Deferred Compensation Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Company’s Board of Directors approved the Plan on August 29, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)

the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed on May 20, 2025, including the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended March  31, 2025 from the Company’s Definitive Proxy Statement on Schedule 14A filed on July 28, 2025;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 7, 2025;

(c)	the Company’s Current Reports on Form 8-K filed on May 22, 2025, September 5, 2025, September 10, 2025 and September 19, 2025; and

(d)

the description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on March  26, 2008, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, including any subsequent amendment or any report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof that are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

The following is a summary of the Deferred Compensation Obligations.

The Deferred Compensation Obligations are general unsecured obligations of the Company to pay deferred compensation in the future to eligible participants from the general assets of the Company in accordance with the terms of the Plan. The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act.

The Plan is an unfunded arrangement intended to be a “top-hat” plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is therefore intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of ERISA, and is also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company may establish one or more grantor trusts for the purpose of providing for the payment of the Deferred Compensation Obligations, and the Company intends to establish a revocable trust to hold amounts which the Company may use to satisfy Plan distributions from time to time. However, the establishment of such a trust shall in no way deem the Plan to be “funded” for purposes of ERISA or the Code, and accordingly each participant is an unsecured general creditor of the Company with respect to all Deferred Compensation Obligations.

The Committee has delegated its authority to a committee of senior executives to act as Administrator as defined in and as set forth in the Plan, subject to applicable law. The Committee has the exclusive right and full discretion to, among other things, interpret and administer the Plan, appoint agents to act on its behalf and to make, amend and/or rescind rules as it deems necessary for the proper administration of the Plan.

Pursuant to the Plan, a select group of U.S.-based employees, as well as non-employee directors of the Company, will be eligible to participate in the Plan. Eligible Plan participants that are employees participate in the Plan by making an irrevocable election to defer up to 50% of base salary and up to 90% of any annual cash bonus. Eligible Plan participants that are non-employee directors can make an irrevocable election to defer up to 100% of any cash board retainers and meeting fees. A participant will be 100% vested at all times in their account within the Plan. The Company will not provide any matching contributions to the Plan on any participant’s behalf. The Company may provide discretionary contributions to the Plan at such times and in such amounts as it may elect from time to time.

Payment of Plan accounts will occur consistent with an applicable participant’s election. The Company will require a six-month delay in the payment of Plan benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of such specified employee’s separation from service with the Company and its affiliates.

The Deferred Compensation Obligations are payable upon a date or dates selected by the participant in accordance with the terms of the Plan, and are payable in the form of a lump-sum distribution or in equal annual installments over a period of up to ten years, subject to certain conditions in the Plan. Distributions to a participant will be made or commence upon the specified date selected by the Participant, provided that the vested balance of a participant ’s Account shall be paid in a lump sum following the Participant’s death or disability.

Each Participant has the right, pursuant to the procedures established by the plan administrator, to designate one or more persons as beneficiary to receive the payment of benefits under the Plan in the event of the participant ’s death prior to complete distribution of the Participant’s Account. If a participant fails to properly designate a beneficiary, the Participant’s beneficiary will be deemed to be the participant’s estate.

The Company may, at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, except that no such termination, amendment or modification shall have any retroactive effect to reduce any amounts deemed to be accrued and vested prior to such amendment.

This summary is qualified in its entirety by reference to the terms of the Plan, which is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, among other things, that a corporation may indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the corporation’s request as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify also applies to any threatened, pending or completed action or suit brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision will not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision will eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective. The Company’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors’ (but not officers’) to the extent set forth in the DGCL.

The Company’s Restated Certificate of Incorporation provides that it shall indemnify and hold harmless its officers and directors to the fullest extent authorized by the DGCL, as the DGCL exists or is amended to permit the Company to provide broader indemnification rights than the DGCL provided prior to such amendment, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

In addition, the Company’s Fourth Amended and Restated By-laws require the Company to indemnify its officers and directors to the extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Index

Exhibit No.	Description of Exhibit

5.1*	Opinion of Morgan, Lewis & Bockius LLP

10.1	Take-Two Interactive Software, Inc. Deferred Compensation Plan+(1)

10.2	Take-Two Interactive Software, Inc. Deferred Compensation Plan Adoption Agreement+(2)

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP (independent registered public accounting firm of Take-Two Interactive Software, Inc.)

24.1*	Powers of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.
+	Represents a management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated

September 5, 2025.

(2)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated

September 5, 2025

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 26, 2025.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Strauss Zelnick and Daniel P. Emerson his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on September 26, 2025.

/s/ Strauss Zelnick	/s/ Lainie Goldstein
Strauss Zelnick Chairman and Chief Executive Officer (Principal Executive Officer)	Lainie Goldstein Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ LaVerne Srinivasan	/s/ Michael Dornemann
LaVerne Srinivasan Lead Independent Director	Michael Dorenemann Director

/s/ William “Bing” Gordon	/s/ Roland Hernandez
William “Bing” Gordon Director	Roland Hernandez Director

/s/ J Moses	/s/ Michael Sheresky
J Moses Director	Michael Sheresky Director

/s/ Ellen Siminoff	/s/ Susan Tolson
Ellen Siminoff Director	Susan Tolson Director

/s/ Paul Viera
Paul Viera Director